Putnam Global Income Trust, October 31, 2008, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2008, Putnam Management
has assumed $213 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A		5,804
		Class B		  577
		Class C		  225

72DD2	Class M		  976
		Class R		   28
		Class Y		  372

73A1		Class A		0.679
		Class B		0.585
		Class C		0.589

73A2		Class M		0.648
		Class R		0.649
		Class Y		0.712

74U1		Class A		8,688
		Class B		  916
		Class C		  372

74U2		Class M		1,615
		Class R		   50
		Class Y		  518

74V1		Class A		10.47
		Class B		10.44
		Class C		10.44

74V2		Class M		10.40
		Class R		10.46
		Class Y		10.48

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.


Item 74K

On September 26, 2008, the fund entered into Agreements with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $292,974 in net payments from Lehman Brothers Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an Initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. All remaining payments under the agreement will be recorded as realized gain or loss.